EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Rudolph Technologies, Inc.:

We consent to the use of our reports dated March 7, 2005, with respect to the consolidated balance sheets of Rudolph Technologies, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income (loss), stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, and the related consolidated financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, incorporated by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Rudolph Technologies, Inc. and to the reference to our firm under the heading “Experts” in the joint proxy statement/prospectus, which is a part of this Amendment No. 1 to the Registration Statement.

/s/ KPMG LLP

Short Hills, New Jersey

December 9, 2005